ISSUER FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-176669

DHT Holdings, Inc.:  Notifies of Expiration of Backstopped Equity Offering on April 27, 2012

ST. HELIER, CHANNEL ISLANDS, Apr 23, 2012 (MARKETWIRE via COMTEX)--DHT Holdings, Inc. (the “Company” or “DHT”) (NYSE: DHT) notified its shareholders that the offering of the Company’s common stock and preferred stock announced on March 19, 2012 (the “Offering”) is scheduled to expire on April 27, 2012 at 5:00 p.m., New York City time (the “Effective Time”).  Shareholders who held shares of the Company’s common stock as of the close of business on March 29, 2012 are eligible to participate in the Offering.

Eligible shareholders that wish to participate in the Offering should note the following:

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Beneficial Owners.  Any shareholder that is the beneficial owner of shares of the Company’s common stock but whose shares are registered in the name of a broker or other financial institution should contact his or her broker or other financial institution to exercise subscription privileges associated with the Offering.  Each broker or other financial institution will determine the applicable procedures that must be followed by its clients.  The applicable broker or other financial institution will be responsible for communicating any exercise of subscription privileges to the Company’s subscription agent, American Stock Transfer & Trust Company, LLC, no later than the Effective Time.

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Holders of Record.  Any shareholder that is an official holder of record must complete the subscription documentation and deliver these documents directly to the Company’s subscription agent, American Stock Transfer & Trust Company, LLC, no later than the Effective Time.

Shareholders who have questions regarding the Offering or require subscription documentation should contact Georgeson Inc. at 1-888-566-3252 or dht@georgeson.com.

The Offering is being made pursuant to the Company’s existing shelf registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the Offering.  Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering.  These documents can be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Company will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing the information agent for the Offering, Georgeson Inc., toll-free at 1-888-566-3252 or dht@georgeson.com.

About DHT Holdings, Inc.

DHT operates a fleet of twelve double-hull crude oil tankers, of which eleven are wholly owned by the company.  The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers.  Eight of the vessels are on medium-term time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool.  For further information: www.dhtankers.com.

About Anchorage Capital Group, L.L.C.

Anchorage Capital Group, L.L.C. is a New York-based registered investment adviser founded in 2003.   The firm manages approximately $10 billion in private investment funds across the credit, special situations and illiquid investment markets of North America, Europe and Australia.

Forward Looking Statements

This press release contains assumptions, expectations, projections, intentions and beliefs about future events, in particular regarding daily charter rates, vessel utilization, the future number of newbuilding deliveries, oil prices and seasonal fluctuations in vessel supply and demand.  When used in this document, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release and are not intended to give any assurance as to future results.  For a detailed discussion of the risk factors that might cause future results to differ, please refer to the Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission on March 19, 2012.   The Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, except as required by law.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur, and the Company’s actual results could differ materially from those anticipated in these forward-looking statements.

Source: DHT Holdings, Inc.

This announcement is distributed by Thomson Reuters on behalf of Thomson Reuters clients.  The owner of this announcement warrants that: (i) the releases contained herein are protected by copyright and other applicable laws; and (ii) they are solely responsible for the content, accuracy and originality of the information contained therein.

Source: DHT Holdings, Inc. via Thomson Reuters ONE [HUG#1605223]

DHT Holdings, Inc.

Svein Moxnes Harfjeld
CEO
+ 47 4140 4886
smh@dhtankers.com

Trygve P. Munthe
President
+ 47 9135 0025
tpm@dhtankers.com

Eirik Ubøe
CFO
+ 47 4129 2712
eu@dhtankers.com